[GRAPHIC OMITTED] [GRAPHIC OMITTED]                        Press Release

        Contact: Rick J. Tremblay
                 Chief Financial Officer
                 913.451.8050
                 ricktremblay@goldbanc.com

                                                                www.goldbank.com

For Immediate Release


     Gold Announces Termination of Merger Agreement with Silver Acquisition

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Leawood, Kansas (October 11, 2004) - Gold Banc Corporation, Inc. (Nasdaq: GLDB)
today announced that it has terminated the merger agreement with Silver Acquisition Corp. ("Silver"). The termination was made pursuant to Section 8.1(j)(A) of the merger agreement based upon, among other things, Silver's statements that it cannot obtain regulatory approval of the merger at the purchase price per share currently set forth in the merger agreement and that Silver's subscribers are unwilling to invest additional funds to meet regulatory capital requirements. Gold had announced on September 21, 2004 that Silver had asserted that there had been, or was reasonably expected to be, a material adverse effect under the merger agreement based on the settlement of the previously disclosed qui tam litigation and the loss of principal and income from the call or potential call of certain high-yield, tax exempt bonds described in that release. Silver had informed Gold that a reduction in the merger consideration was needed to obtain regulatory approval of the merger and to reflect its view of the reduction in Gold's value resulting from those events. Gold's September 21st release therefore indicated that Silver planned to submit a proposed amendment to the merger agreement that would reduce the price per share significantly below the $16.60 per share price that was set forth in the merger agreement and eliminate the price escalator of $0.0023 per share per day that the closing extended beyond July 23, 2004.

On October 6, 2004, Silver presented a proposed amendment to the merger agreement with a revised purchase price of $15.25 per share, with no price escalator, and an extension of the date upon which either party could terminate the merger agreement from November 24, 2004 to March 31, 2005. Despite subsequent requests by Gold for Silver to increase its revised purchase price, Silver was unwilling to do so.

After obtaining extensive input from management and financial and legal advisers, Gold's board of directors unanimously determined that Silver's revised offer was inadequate, that remaining independent is a preferable alternative to a merger with Silver at the reduced price, and thus is in the best interests of Gold's shareholders. Mick Aslin, CEO of Gold, said that "we previously told Silver that we do not believe that there has been a material adverse effect on Gold from the aforementioned events, but that we would consider a reasonable pricing accommodation in the interest of enabling our shareholders to enjoy the benefits of the merger. However, we strongly believe that the proposed settlement of the qui tam litigation, and the redemption or impairment of three series of high-yield, tax exempt multi-family housing bonds pursuant to preexisting call rights, which were seized upon by Silver as the basis for amending the merger agreement, do not justify the substantial price reduction sought by Silver."



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Due to the basis for Gold's termination of the merger agreement, Gold would not be obligated to pay a termination fee if Gold enters into an acquisition transaction within the next 12 months and Silver will not be obligated to pay a termination fee to Gold for failure to obtain regulatory approval.

Mr. Aslin also said that "Gold enjoys a uniquely valuable franchise in growing metropolitan markets in Tampa/Bradenton/Sarasota, Florida; Johnson County, Kansas; Kansas City, Missouri; and Tulsa/Oklahoma City, Oklahoma. Our company, our strategic position, our team of highly dedicated and talented banking and wealth management professionals, our core customer base, and our opportunity for earnings improvement and growth are all much better today than they were fifteen months ago when we adopted our current strategic plan and began to implement it. Our efforts to get the merger accomplished and facilitate a smooth transition for Silver have diluted some of our growth momentum. However, I have the highest degree of confidence that we will quickly and successfully restore that momentum. Our recent history in effectively dealing with the misappropriation by our former chief executive officer and the related regulatory fallout amply demonstrate the resiliency, heart and commitment that this organization and its outstanding people possess. Coping effectively with challenges is part of our institutional DNA. Our core values and key assets will continue to sustain our ability to deliver outstanding customer service, grow long-term shareholder value, and serve our communities. Our future is bright and we are focused on realizing our outstanding potential for all of our constituencies."

Gold plans to hold a conference call on October 21, 2004 in connection with the release of its third quarter results of operations. During that call, Gold will discuss its earnings guidance for 2005 as well as its updated strategic plan. That plan will encompass measures to improve operational performance and more strategic initiatives such as a share repurchase plan and branch expansion.

About Gold

Gold is a $4.2 billion financial holding company headquartered in Leawood, Kansas. Gold provides banking and wealth management services in Kansas, Missouri, Oklahoma, and Florida through 37 banking locations.

Forward-Looking Statements

This release contains information and "forward-looking statements" which relate to matters that are not historical facts and which are usually preceded by the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target," and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, but not limited to, those described in the periodic reports we file under the Securities Exchange Act of 1934 under the captions "Forward-Looking Statements" and "Factors That May Affect Future Results of Operations, Financial Condition or Business."

Because of these and other uncertainties, our actual results may be materially different from that indicated by these forward-looking statements. You should not place undue reliance on any forward-looking statements. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws.



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